Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Transcat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.50 par value per share	$15,000,000.00	$110.20 per $1,000,000	$1,653.00
Total Offering Amounts		$15,000,000.00		$1,653.00
Total Feed Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$1,653.00
(1)	The Registrant previously registered such indeterminate number of securities as would have an aggregate offering price not to exceed $75,000,000 on a Registration Statement on Form S-3 (File No. 333-250135) filed on November 17, 2020, and declared effective on November 27, 2020 (the "Prior Registration Statement"). Of such securities, none have been sold under such Prior Registration Statement, leaving a remaining balance of $75,000,000 as of the date of this filing. The Registrant is filing this registration statement solely for the purpose of increasing the aggregate principal amount of securities being offered by $15,000,000 pursuant to Rule 462(b) of the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.